Exhibit 99.2

December 10, 2025

BY ELECTRONIC MAIL

Jo Ann Quinif

Re:	Executive Severance/Non-Solicitation

Dear Jo Ann:

As you are aware, Diamond Hill Investment Group, Inc. (“DH” and, collectively with its subsidiaries, the “Company”), is negotiating an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into concurrently herewith, by and among DH, First Eagle Investment Management, LLC (“Parent” and, collectively with its subsidiaries, “FE”), and  Soar Christopher Holdings, Inc. (“Merger Sub”), pursuant to which DH would be merged with and into Merger Sub and become a wholly owned subsidiary of Parent (the “Merger”).  Reference is made in this letter (this “Letter” or this “Agreement”) to your Executive Employment Agreement, dated as of September 19, 2025, by and among you, DH and Diamond Hill Capital Management, Inc. (the “Employment Agreement”).

The purpose of this Letter is for you and FE to formally acknowledge your agreement that, upon the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), certain aspects of your Employment Agreement will be modified as provided herein.  Specifically, by signing this Letter, you and FE hereby agree that, in consideration of the modifications to Section 9(b) of the Employment Agreement described below, in the event of a termination of your employment following the Closing pursuant to Section 5(d), Section 5(f), or Section 6 of the Employment Agreement, in each case, that occurs during the twelve (12)-month period following the Closing, in addition to the severance amounts payable under the terms of the Employment Agreement as in effect as of the date hereof, subject to your compliance with Section 7 of the Employment Agreement, you will be provided with an additional severance payment, equal to one year of your Base Salary (as defined in Employment Agreement) in effect at termination of employment, payable at the same time, in the same form, and subject to the same terms and conditions as applicable to the analogous Base Salary severance payments otherwise contemplated by the Employment Agreement.

Further, for and in consideration of the severance enhancement described above, you and FE hereby agree that, in the event of a termination of your employment following the Closing pursuant to Section 5(d), Section 5(f), or Section 6 of the Employment Agreement, in each case, that occurs during the twelve (12)-month period following the Closing, Section 9(b)(iii) of the Employment Agreement shall apply during the Term (as defined in the Employment Agreement) and for a period of two years (rather than a period of one year) following any such termination.  Further, notwithstanding anything in the Employment Agreement to the contrary, you and FE hereby agree that the terms of Section 9(b)(i) and Section 9(b)(ii) shall be modified effective as of the Closing to include within the scope of such provisions customers and clients that you know are (i) prospective customers or clients of the Company with whom the Company or FE has planned to, and has taken material steps to, conduct business with (which plans were not subsequently abandoned) as of the expiration of the Term, and/or (ii) customers or clients with whom the Company or FE directly conducted business during the Term.  For the avoidance of doubt, soliciting a customer or client for purposes unrelated to direct competition with a material investment strategy that you know is conducted by the Company or FE as of the expiration of the Term shall not be a violation of Section 9 of the Employment Agreement.

Except as otherwise modified herein, from and after the date hereof, including following the Closing, the Employment Agreement will remain in full force and effect in accordance with its existing terms, and hereby acknowledge that the modifications contemplated by this Letter will not constitute Good Reason under, nor will they form an independent basis for a Good Reason resignation or related severance claim pursuant to your Employment Agreement.  For the avoidance of doubt, the modifications to the Employment Agreement made pursuant to this Agreement will only apply in respect of a termination of your employment following the Closing pursuant to Section 5(d), Section 5(f), of Section 6 of the Employment Agreement, in each case, that occurs during the twelve (12)-month period following the Closing, and will have no further effect following the first (1st) anniversary of the Closing.  This Agreement will be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed in that state, without regard to conflict of law rules, and the exclusive venue of any legal proceeding concerning or arising under this Agreement will be the state and federal district courts that are located in the State of Ohio and you hereby waive any right to trial by jury in connection with any dispute arising under or concerning this Agreement. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

If the Merger Agreement is terminated prior to the consummation of the transactions contemplated thereby or if your employment terminates prior to the Closing, then this Agreement will be null and void ab initio.

To confirm your agreement with the foregoing, please execute this Letter where indicated below.

[Signature Page Follows]

FIRST EAGLE INVESTMENT MANAGEMENT, LLC

By: First Eagle Holdings, Inc.,
its Manager

By:	/s/ Mehdi A. Mahmud
Name:	Mehdi A. Mahmud
Title:	Chief Executive Officer and President

Agreed and accepted as of December 10, 2025:

/s/ Jo Ann Quinif
Jo Ann Quinif